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                                     EXHIBIT 99.1
                                     ------------

CONTACT: Chris Weber
          (606) 655-2267



                                   JACOR TO ACQUIRE
                               PREMIERE RADIO NETWORKS

COVINGTON, KY,   APRIL 7, 1997 -- JACOR COMMUNICATION INC.(NASDAQ:   JCOR)
today announced that it has signed a definitive agreement to acquire the outstanding shares of Premiere Radio Networks, Inc. (NASDAQ: PRNI and PRNIA) for cash and stock valued at approximately $18 per Premiere share, consisting of $13.50 in cash with the balance in Jacor common stock. The acquisition price is subject to adjustment in certain circumstances.

    The transaction, which will be effected through a merger of Premier and a newly formed Jacor acquisition subsidiary, is subject to regulatory review and other customary closing considerations. Premiere's common stock and Class A common stock will be treated the same in the merger. The total consideration to be paid by Jacor, including payment for certain Premiere warrants and stock options, is expected to be approximately $185 million.
Net of Premiere's cash on hand and excess working capital to be assumed by Jacor, the total net consideration to be paid by Jacor is expected to be $165 million.

    Premiere is a leading independent creator, producer and distributor of innovative comedy, entertainment, music radio programs, research and other services. The company produces 52 syndicated programs and services, and has more that 6,300 radio station affiliates under contract that broadcast its programming and use its services. Premiere is the largest syndicator of comedy
programming in the United States.   The company distributes these programs and
services in exchange for commercial broadcast time.

    The merger must be approved by Premiere's shareholders, which is assured because certain management shareholders and Archon Communications Inc., Premiere's largest single shareholder, have executed agreements to vote their shares in favor of the merger. Archon and the management shareholders together own shares representing more than 50% of the voting power of Premiere. The merger is expected to close during the summer of 1997.

    Randy Michaels, Jacor Chief Executive Officer, said, "The acquisition of Premiere Networks fits perfectly with our plans to synergize the complementary businesses of our rapidly growing broadcast company."

    "The acquisition of Premiere establishes Jacor as the leader in assembling a fully integrated radio company. Jacor's acquisition plan has centered on three areas. First, Jacor has built the largest radio group in the United States in terms of number of radio stations owned. Second, the recent acquisition of E.F.M. Media (Rush Limbaugh and Dr. Dean Edell) along with Premiere propels Jacor to the forefront in programming content. Finally, the acquisition of NSN Network Services places Jacor in front of all other broadcast companies in terms of satellite and internet connectivity to feed content to its radio stations as well as others in the industry."

    "Premiere has a wide array of successful programming products and services appealing to radio stations throughout the country.
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Jacor itself has used many of Premiere's products and services for years," Michaels said.

    "Premiere provides us several additional marquee radio personalties including Leeza Gibbons, Jim Rome and Michael Reagan, to add to our growing stable of strong national and local air personalties."

    Steve Lehman, Premiere's President and Chief Executive Officer, said, "We are elated to be aligned with a group that has such tremendous synergies both
operationally and culturally.   Jacor and Premiere are both aggressive,
cutting-edge companies that when combined will reshape the future of network radio."

    Jacor said Premiere's management group is expected to remain with the company after the merger.

    Alex. Brown & Co. served as a financial advisor to Premiere in connection with the merger transaction and has rendered an opinion to Premiere that the merger agreement between Premiere and Jacor is fair to Premiere shareholders from a financial point of view.

    Jacor Communications is headquartered in Covington, Ky.  Including announced pending acquisitions, Jacor owns, operates represents or provides programming for approximately 130 radio stations in 27 broadcast areas. The company also owns WKRC-TV in Cincinnati. In addition, Jacor's E.F.M. subsidiary syndicates programming, including Rush Limbaugh and Dr. Dean Edell, to approximately 800 stations throughout the country. Jacor plans to pursue growth through continued acquisitions of complementary stations in its existing broadcast locations, and radio groups or individual stations with significant
presence in other attractive locations.   The company may also grow through
acquisition of other broadcast-related businesses.